WRITTEN CONSENT

BY THE SHAREHOLDERS OF

AMALGAMATED ACQUISITION CORP.

IN LIEU OF A MEETING

Pursuant to Section 228 of the Delaware General Corporation Law, as amended, which provides that any action required to be taken at a meeting of the shareholders of a Delaware corporation may be taken without a meeting, without notice or a vote if consents in writing are signed by holders of outstanding common stock having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote are present, the undersigned being shareholders of Amalgamated Acquisition Corp., a Delaware corporation (the “Corporation”), do hereby take, ratify, affirm, and approve the following actions:

WHEREAS, QMIS Finance Securities Ltd. is the beneficial owner of 10,000,000 shares of common stock of the Corporation, which constitutes approximately 87.8% of the total issued and outstanding common stock of the Corporation;

WHEREAS, QMIS Finance Securities Ltd. has executed this consent to provide its consent as the majority shareholder to an amendment to the Certificate of Incorporation for the Corporation to change the Corporation's name; it is therefore

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “First” so that, as amended, said Article shall be and read as follows:

“FIRST:  The name of the corporation shall be China Culture Resort Holdings, Inc.”

RESOLVED, that the appropriate officers of the Corporation be, and they hereby are, authorized and directed to take all such further actions and to execute and deliver all such instruments and documents in the name and on behalf of the Corporation, and under its corporate seal or otherwise, as in their judgment shall be necessary, proper, or advisable in order to fully carry out the intent and to accomplish the purposes of the foregoing resolutions.

The undersigned, being the majority shareholder of the Corporation, hereby unanimously consent to, approve, and adopt the foregoing actions as of the 21st of August, 2008, notwithstanding the actual date of the signing.

QMIS Finance Securities Ltd.

Shareholder

/s/ Chin Yung Kong

___________________________________

By: Chin Yung Kong

Title: Director

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